Exbibit 6.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into as of April 03, 2023 (the “Effective Date”), by and between IDENTIFYSENSORS BIOLOGICS CORP., a Delaware corporation (the “Company”); and MedTech Review LLC, a Nevada Limited Liability Company (“Consultant”). This Agreement immediately terminates and replaces any and all prior agreements.

W I T N E S S E T H:

WHEREAS, the Company desires to engage Consultant to act as an independent contractor to provide business development, public sector relations, investor relations and other consulting services to the Company, on the terms and conditions set forth herein;

WHEREAS, Consultant agrees to be engaged by Company to act as an independent contractor, to provide certain consulting services for the Company’s benefit, on the terms and conditions set forth herein; and

NOW THEREFORE, based on the foregoing, and in consideration of the mutual agreements, covenants, and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.               Engagement of Consultant. Subject to the provisions of this Agreement, the Company hereby engages Consultant to act as an independent contractor of the Company, to provide the Services set forth in Section 2 of this Agreement; which shall be provided exclusively by Consultant.

The Consultant will provide services through John Beasley, RAC (US) and Joe Ostendorf, RAC (US). Any other employee, agent, officer, consultant, or contractor of the Consultant who performs any of the Services for the Company must be agreed with Company through a Project Schedule to this Agreement.

2.               Services. The consulting services (the “Services”) to be provided by Consultant shall consist of and include:

John Beasley, RAC (US) - Senior Consultant

A.	Regulatory and Advisory Services in connection with the following, however this list is not exhaustive:

i.	Respiratory (COVID, FLU A/B and RSV A/B). We will have to deliver the following multiplex cartridges: (COVID + FLU A + FLU B + RNASE P) (COVID + RSV A + RSV B + RNASE P)

ii.	Hep. C & HIV

iii.	Ebola (Ebola Zaire, Ebola Sudan, Bundibugyo and Marmurg)

iv.	Diarrheal (Norovirus, Astrovirus and Enterovirus)

v.	Also other equatorial panels consisting of Dengue, Zika, West Nile and Chikungunya

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Joseph Ostendorf, RAC (US), Regulatory Consultant

B.	Regulatory Services to assist the Director of Regulatory Affairs, which includes the following, however this list is not an exhaustive list:
i.	Advise on regulatory requirements of different Regions/Countries

ii.	Work with project teams to develop regulatory strategies, identify regulatory risks, and advise on risk mitigation.

iii.	Prepare regulatory submissions to various regulatory bodies (FDA, Health Canada, EU, etc.)

iv.	Conduct work as requested by the Director of Regulatory Affairs.

3.               Performance of Services and Time Commitment. The Company shall not control the manner or means by which the Consultant performs the Services, including but not limited to the time and place in which they perform the Services. The Consultant (John Beasley) shall not exceed 4hrs a week of time to Company, and if more than 4hrs a week is required, Consultant shall obtain the written approval of Ghazi Kashmolah, or Designee. If Consultant provides services outside of the 4hrs a week without the written approval of Ghazi Kashmolah, or Designee the Consultant will not be compensated. The Consultant (Joseph Ostendorf) will work up to 30 hours a week as required. Any time over 30 hours per week shall obtain the written approval of Ghazi Kashmolah or Designee or any overtime will not be compensated. While performing the Services, the Consultant must abide at all times with all policies, codes of conduct and business ethics of the Company, as well as with all applicable federal, state and local laws, regulations or ordinances. The Consultant shall act at all times in a way that reflects favorably on the good name, goodwill, and reputation of the Company.

4.               Non-Exclusive Appointment. This Agreement does not preclude the Consultant from entering into an agreement with any other person related to the provision of services that are similar to the Services. The Company hereby acknowledges that the Consultant has and may in the future have other business interests and investments unrelated to the Company; and that the Consultant may currently serve and may hereafter serve as officers, directors, or consultants to, any other individual, corporation, limited liability company, partnership or other entity (each, a “Person”), provided that the Consultant hereby undertakes not to provide services to any know direct competitor of the Company during the Term of this Agreement. The Company may also engage other consultants, advisors and employees to provide the same Services.

5.               Location. The Consultant will be located in the United States. If required by Company to travel to a location outside of Consultant’s principal place of doing business, all reasonable expenses will be reimbursed by Company.

6.               Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with Section 7, shall be month to month (1) month (the “Term”). The Term thereafter will be month to month unless terminated.

7.               Termination.

A.	Termination for Convenience. Either party, in its sole discretion, may terminate this Agreement, in whole or in part, at any time without cause, by providing prior written notice to the other party.

B.	Termination for Cause. This Agreement may be terminated immediately by the Company for “Cause”. As used herein, the term “Cause” shall mean and be limited to:

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i.	a material breach by Consultant of any covenants and agreements set forth herein which, if capable of cure, shall not be cured to the reasonable satisfaction of the Company within five (5) days of notice by the Company of such breach;

ii.	conviction of the Consultant of any felony or crime involving securities fraud or moral turpitude from which no appeal has or can be taken;

iii.	if the Consultant becomes a “bad actor” as defined in Rule 262 of Regulation A.

8.               Compensation. The Company hereby agrees to pay to the Consultant the following compensation:

A.	Hourly Rate. The Company shall pay to the Consultant (John Beasley) an hourly rate of $250 per hour (the “Hourly Rate”), and Consultant (Joseph Ostendorf) an hourly rate of $200 per hour (the “Hourly Rate”).

B.	Reimbursement of Expenses. The Consultant shall be reimbursed by the Company for any actual, documented, out of pocket business expenses incurred by the Consultant while performing the Services. The reimbursement of expenses shall be in accordance with the Company’s customary policies and procedures, which shall require pre- approval of anticipated travel and other expenses in excess of $250 individually or in the aggregate per month. The Company reserves the right to change such policies and procedures, at any time or from time to time, effective upon reasonable notice to the Consultant.

C.	Company agrees to pay “Consultant” the fees set out in this agreement, in US Dollars, as presented in monthly invoices. Undisputed invoices shall be no paid later than net 30 of invoice receipt.

9.               No Violation of Rights of Third Parties. Consultant each represents and warrants to the Company that, to the best of their knowledge, they are not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent any of them from complying with this Agreement, or breach any other agreement or violate any duty which they may have to any other Person.

10.             Confidential Information.

A.	Definitions.

i.	“Confidential Information” shall include, without limitation, all of the Company’s business plans, strategies, corporate policies, financial information, operation of technical information, marketing information, customer lists and preferences, current or anticipated customer requirements, price lists, marketing studies, sales analyses, product plans, supplier information, employee information, organizational structure, employee lists, information regarding labor relations, employee remuneration and any other confidential information concerning the business and affairs of Company, any of its subsidiaries and/or affiliate entities or its customers and suppliers, including information which, though technically not trade secrets, the unauthorized dissemination or knowledge of which might prove prejudicial to the business interests of Company or any of its subsidiaries and/or affiliate entities.

ii.	“Trade Secrets” as used herein means any information in the possession of the Company, which is kept or intended to be kept as a secret from others and the secrecy of which provides a measurable commercial benefit to the Company or any of its subsidiaries and/or affiliate entities.

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B.	Confidentiality and Use Restrictions. The Consultant agrees to keep strictly confidential, and to use solely for purposes of performing the Services, any intellectual property or Confidential Information and Trade Secrets disclosed to Consultant by the Company or any of its subsidiaries and/or affiliate entities or its customers and suppliers in the course of the Consultant’s engagement hereunder. For the purposes of this Agreement, the Consultant understand that both the Confidential Information and Trade Secrets may include intellectual property and/or proprietary rights that the Company or any of its subsidiaries and/or affiliate entities is entitled to protect, and accordingly, the Consultant agree not to disclose such information either during the Term or after the expiration or earlier termination of this Agreement without the prior written consent of the Company, or to use any of such Confidential Information or Trade Secrets for the Consultant’s benefit, or for the benefit of any other person, firm, corporation or entity.

C.	Exceptions. The Consultant will not be required to maintain as confidential any Confidential Information that (i) becomes generally available to the public other than as a result of a disclosure by the Consultant; or (ii) is required to be disclosed pursuant to the terms of a valid subpoena or order issued by a court of competent jurisdiction or under any law or other legal requirement, including applicable federal and state securities laws; and provided, further, that the Consultant may disclose Confidential Information only to their counsel, accountants and agents on a need-to-know basis (provided that any such person shall be informed of the confidential nature of such information and directed not to disclose or make public such Confidential Information or Trade Secrets). If the Consultant is requested or required to disclose any Confidential Information or Trade Secrets pursuant to the preceding clause (ii), the Consultant shall provide to the Company with prompt written notice of the request or requirement so that Company may, at the Company’s cost, seek a protective order or other appropriate remedy to afford confidential treatment to such information. The Consultant’s obligations under this will survive termination or expiration of this Agreement for a period of 2 years, except in connection with the Company’s Trade Secrets, in which case, such obligations shall survive for as long as such information remains a Trade Secret under applicable law.

11.             Intellectual Property. The Consultant agrees that all copyrightable, or patentable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by the Consultant, solely or in collaboration with others, during the Consultant’s engagement with the Company, that relate in any manner to the business of the Company (collectively, “Inventions”), are the sole property of the Company. The Consultant hereby irrevocably assigns to the Company all intellectual property rights worldwide in the Inventions

12.             No Other Remuneration. Consultant shall not receive a percentage of or any fees or other remuneration in connection with any financing, whether from investment bankers, underwriters, placement agents or other Persons.

13.             Indemnification.

a.	Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, successors and permitted assigns (each, a “Company Indemnitee”) from and against all Losses arising out of or resulting from any third party claim, suit, action or proceeding (each, an “Action”) arising out of or resulting from: (i) bodily injury, death of any person or damage to real or tangible, personal property resulting from the willful, fraudulent or negligent acts or omissions of Consultant; and (ii) Consultant’s breach of any representation, warranty or obligation of Consultant set forth in this Agreement.

b.	The Company shall defend, indemnify and hold Consultant harmless from and against all Losses arising out of or resulting from any third party Action arising out of or resulting from the Company’s breach of any representation, warranty or obligation of the Company set forth in this Agreement.

For purposes of this Section 13, “Losses” means mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

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14.             General Provisions.

a.	Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Consultant may not assign any of its rights and/or obligations under this Agreement without the Company’s prior written consent.

b.	Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

c.	Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

d.	Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted and negotiated by both parties, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

e.	Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship described herein, each of the parties hereby agree that (i) any and all disputes between the parties shall be fully and finally resolved by binding arbitration in accordance with the then binding procedures of the AAA Arbitration located in the United States in the State of Ohio, City of Cleveland, (ii) each of the parties hereby waives any and all rights to a jury trial but the award of the arbitrators may be enforced in any federal or state court referred to in Section 14(f) below, (iii) the arbitration shall provide for adequate discovery, and (iv) the losing party shall pay all but the first $125 of the arbitration fees.

f.	Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the United States in the State of Ohio. Each party consents to the jurisdiction and venue of the courts in the State of Ohio in the county of Cuyahoga, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the courts in the State of Ohio shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement.

g.	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.

h.	Survival. Section 10 (“Confidential Information”), Section 11 (“Intellectual Property”) and Section 12 (“Not Other Remuneration”) of this Agreement shall survive termination of this Agreement.

i.	Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of the parties. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[signature page follows]

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IN WITNESS WHEREOF, THE PARTIES TO THIS CONSULTING AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE FIRST DATE WRITTEN ABOVE.

Company:

IDENTIFYSENSORS BIOLOGICS CORP.

By:	/s/ Gregory Hummer
Name:	Gregory Hummer
Title:	CEO

Consultatnt:

MEDTECH REVIEW LLC

By:	/s/ John Beasley
NAME:	John Beasley
Title:	Managing Member and Senior Consultant
Date:	03/24/2023

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